IQST – iQSTEL Enters Agreement To Develop Proprietary Electric Vehicle Battery For Alternet Systems Revolt Electric Motorcycle

New York, NY – February 2, 2021 – iQSTEL, Inc. (USOTC: IQST) today announced a letter of intent (LOI) agreement to develop a proprietary electric battery (www.iQBatteries.com). The agreement is entered into between iQSTEL’s Technology Division subsidiary, IoT Labs (www.iotlabs.mx), and MODUS GROUP (http://www.modusai.co/about-us/), the industrial engineering and design firm engaged by Alternet Systems, Inc. (USOTC: ALYI) for the design and development of Alternet’s Revolt Electric Motorcycle.

IoT Labs has produced industry award winning technology solutions (www.iotsmartgas.com) recognized along side Apple, Amazon and General Electric (https://iotbreakthrough.com/2021-winners/). The MODUS design team brings more than 200 patentable claims.

Together, the two plan to concentrate electric vehicle battery development efforts on HD Thin Film Lithium Battery technologies while also conducting new battery technologies research and development to include, for example, research and development into Hemp and Nano-Material based batteries.

The agreement announced today expands upon the existing working partnership between IoT Labs and MODUS. IoT Labs and MODUS recently announced working together to develop Smart EV solutions (www.iotsmartev.com) that IoT Labs will in turn market to the entire EV industry. Under the current project timeline, IoT Labs anticipates a Smart EV solution suite prototype by July of this year.

About iQSTEL Inc (Updated):

iQSTEL Inc (OTC: IQST) (www.iQSTEL.com) is a US-based publicly-listed company offering leading-edge Telecommunication, Technology and Fintech Services for Global Markets, with presence in 13 countries. The company provides services to the Telecommunications, Electric Vehicle (EV), Liquid Fuel Distribution, Chemical and Financial Services Industries. iQSTEL has 4 Business Divisions: Telecom, Technology, Fintech and Blockchain, with worldwide B2B and B2C customer relations operating through its subsidiaries: Etelix, SwissLink, QGlobal SMS, SMSDirectos, IoT Labs, Global Money One and itsBchain. The Company has an extensive portfolio of products and services for its clients: SMS, VoIP, 4G & 5G international infrastructure connectivity, Cloud-PBX, OmniChannel Marketing, IoT Smart Electric Vehicle Platform, iQ Batteries, IoT Smart Gas Platform, IoT Smart Tank Platform, Visa Debit Card, Money Remittance, Mobile Number Portability Application MNPA (Blockchain Platform) and Settlement & Payments Marketplace (Blockchain Platform).

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iQSTEL Inc.

IR US Phone: 646-740-0907, IR Email: investors@iqstel.com

Source: iQSTEL Inc. and its subsidiaries: www.iqstel.com